UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2020

TIMKENSTEEL CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-36313	46-4024951
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1835 Dueber Avenue, SW, Canton, OH 44706

(Address of Principal Executive Offices) (Zip Code)

(330) 471-7000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	TMST	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As further described below, at the 2020 Annual Meeting of Shareholders of TimkenSteel Corporation (“TimkenSteel” or the “Company”) held on May 6, 2020, the shareholders approved the TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan (the “Equity Plan”). The following description of the Equity Plan is qualified in its entirety by reference to the Equity Plan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

In general, the Equity Plan will be administered by the Compensation Committee of the TimkenSteel Board of Directors (the “Board”) and will enable the Compensation Committee to provide equity and incentive compensation to (1) the Company’s officers and other employees (and those of its subsidiaries), including persons who have agreed to commence serving in such capacity within 90 days of the grant of an applicable award, (2) the Company’s non-employee directors and (3) certain other individuals, including certain consultants, who provide employee-type services. Pursuant to the Equity Plan, the Company may grant equity-based and cash-based compensation generally in the form of stock options, appreciation rights, restricted shares, restricted share units, performance shares, performance units, cash incentive awards, dividend equivalents and other stock-based awards upon terms and conditions as further described in the Equity Plan.

Subject to adjustment as described in the Equity Plan, and subject to the Equity Plan’s share counting rules, a total of 2,000,000 common shares of the Company are available for awards granted under the Equity Plan (plus shares subject to awards granted under the Equity Plan or the TimkenSteel Corporation 2014 Equity and Incentive Compensation Plan (including as amended or amended and restated) that are canceled or forfeited, expire, are settled for cash, or are unearned to the extent of such cancellation, forfeiture, expiration, cash settlement or unearned amount, as further described in the Equity Plan). These shares may be shares of original issuance or treasury shares, or a combination of both. The aggregate number of shares available under the Equity Plan will generally be reduced by one common share for every one share subject to an award granted under the Equity Plan. The Equity Plan also provides that, subject to adjustment as described in the Equity Plan: (1) the aggregate number of common shares actually issued or transferred upon the exercise of incentive stock options will not exceed 2,000,000 common shares; and (2) no non-employee director of the Company will be granted, in any period of one calendar year, compensation for such service having an aggregate maximum value (measured at the grant date as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $500,000.

Awards granted under the Equity Plan will generally vest no earlier than after a minimum one-year vesting period or one-year performance period, as applicable. However, an aggregate of up to 5% of the common shares available for awards under the Equity Plan, as such amount may be adjusted under the terms of the Equity Plan, may be used for awards that do not at grant comply with such minimum vesting requirement. Further, the minimum vesting requirement does not preclude the Compensation Committee, in its sole discretion, from (1) providing for continued vesting or accelerated vesting for any award under the Equity Plan, including in connection with or following the retirement, death, disability or termination of employment or service of a participant or (2) exercising its discretionary vesting authority under the Equity Plan at any time following the grant of an award.

The Equity Plan permits the Compensation Committee to make certain performance-based awards to participants under the Equity Plan, which awards will be earned based upon the achievement of management objectives. A non-exhaustive list of performance measures that could be used for such performance-based awards includes the following: cash flow; comparisons with various stock market indices; cost of capital; customer service; debt reduction; earnings; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; economic profit; free cash flow; gross profits; inventory management; net income; productivity improvement; profit after tax; reduction of fixed costs; return on assets; return on equity; return on invested capital; sales; shareholder return and/or working capital. Management objectives may be established on an absolute or relative basis, and if the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the goals or actual levels of achievement regarding the management objectives, in whole or in part, as the Compensation Committee deems appropriate and equitable. The Equity Plan includes default treatment for awards in the event of a change in control of the Company, but such treatment may be modified by the Compensation Committee. The Board generally will be able to amend the Equity Plan, subject to shareholder approval in certain circumstances as described in the Equity Plan.

Item 5.07	Submission of Matters to a Vote of Security Holders

At the Annual Meeting held on May 6, 2020, shareholders elected to three-year terms each of the three directors nominated by the Board. The shareholders also ratified the selection of Ernst & Young LLP as the Company’s independent auditor for the year ending December 31, 2020, approved, on an advisory basis, the compensation of the Company’s named executive officers, and approved the Equity Plan. The final voting results from the Annual Meeting are as follows:

Proposal 1—Election of Directors

Nominee	For	Withheld	Broker Non-Votes
Randall H. Edwards	31,090,529	3,212,923	6,610,977
Leila L. Vespoli	34,034,805	268,647	6,610,977
Randall A. Wotring	30,760,910	3,542,542	6,610,977

Proposal 2—Ratification of the Selection of Ernst & Young LLP as the Company’s Independent Auditor for 2020

For	Against	Abstain	Broker Non-Votes
40,013,810	834,345	66,274	0

Proposal 3—Approval, on an Advisory Basis, of Named Executive Officer Compensation

For	Against	Abstain	Broker Non-Votes
29,704,637	4,259,601	339,212	6,610,979

Proposal 4 – Approval of the TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan

For	Against	Abstain	Broker Non-Votes
30,025,950	3,943,944	333,555	6,610,980

Item 8.01	Other Events.

On April 30, 2020, in response to the challenging business environment brought about by the ongoing COVID-19 global pandemic, the Compensation Committee approved certain changes to compensation impacting 29 employees, including the Company’s executive and extended leadership teams. With respect to the executive leadership team, the Committee reduced the base salary payable to each employee by 20 percent (calculated to include a 2020 merit increase that had been deferred previously), effective May 1, 2020 and continuing until business conditions improve and the Committee takes further action in this regard. With respect to the extended leadership team, the Committee directed management to reduce the base salary payable to each employee by 10 percent, effective May 1, 2020 and continuing until business conditions improve.

Also on April 30, 2020, the Compensation Committee approved the amendment of the TimkenSteel Corporation Savings and Investment Pension Plan, a defined contribution plan in which the Company’s salaried employees participate, to suspend Company matching contributions effective June 1, 2020.

On May 6, 2020, the Board, upon the recommendation of the Compensation Committee, approved certain changes to the compensation arrangements for Terry L. Dunlap, Interim Chief Executive Officer and President. In light of the current challenging business environment brought about by the ongoing COVID-19 global pandemic, the Board determined to reduce Mr. Dunlap’s base salary by 20 percent, effective May 1, 2020 and continuing until such time as business conditions improve and the Board takes further action in this regard. All other terms of the compensation arrangements for Mr. Dunlap remain the same as disclosed in the Company’s Proxy Statement issued in connection with the Company’s 2020 Annual Meeting of Shareholders and filed with the Securities and Exchange Commission on March 18, 2020.

Finally, on May 6, 2020, again in response to the business challenges brought about by the ongoing COVID-19 global pandemic, the Board approved a decrease in the compensation of the Company’s non-employee directors to (1) reduce the cash retainer payable to directors by 20 percent, effective as of April 1, 2020 and (2) reduce the value of the annual equity award granted to non-employee directors in 2020 by 20 percent, with the number of shares granted each director determined by dividing $96,000 (the new target value of the equity award for each non-employee director for 2020) by the average closing price for TimkenSteel common shares for the five trading days preceding the grant date of May 6, 2020.

In total, the reductions in cash compensation for the Board, the Interim Chief Executive Officer and President, the executive leadership team and the extended leadership team and the suspension of Company 401(k) matching contributions are expected to result in cash savings of approximately $2.7 million in 2020 (assuming the reductions in compensation and suspension of matching contributions continue for the remainder of 2020).

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIMKENSTEEL CORPORATION

Date: May 7, 2020	By:	/s/ Frank A. DiPiero
Frank A. DiPiero
Executive Vice President, General Counsel and Secretary